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                                                                   Exhibit 10.29


                                                          PRIVATE & CONFIDENTIAL

                    PRINCIPAL STATEMENT OF TERMS & CONDITIONS

  THIS DOCUMENT IS YOUR PRINCIPAL STATEMENT OF TERMS & CONDITIONS WITH BOOKHAM TECHNOLOGY PLC (THE COMPANY) AND SUPERSEDES ANY PREVIOUS EMPLOYMENT CONTRACT
                               WITH THE COMPANY.

Name of Employee                            Stephen Abely

Job Title                                   Chief Financial Officer

Contract Type                               Permanent

Date of Issue                               Wednesday, 5 September 2001

START DATE

Your contract with the Company will commence on a date to be confirmed.

THIS OFFER OF EMPLOYMENT IS SUBJECT TO

- Proof of your right to work in the United Kingdom or the issue of any necessary work permit or visa.

HOURS OF WORK

Your basic working week will be 40 hours, spread over five days, Monday to Friday, 9:00 am to 5:30 pm with half hour for lunch which will be unpaid. Managers have discretion to agree variations to this.

JOB RESPONSIBILITIES

Your duties and responsibilities will be as outlined by your manager, and further explained to you when you commence employment with the Company, along with work objectives.

PAYMENT OF SALARY

Your starting salary will be L 140,000 per annum. Your salary will be paid monthly in arrears into your nominated bank account on or around the 24th of each month.

The Company reserves the right to deduct from your salary or expenses any monies owed by you to the Company. Whenever possible we would aim to discuss any such deductions with you in advance. The Company also reserves the right to deduct a day's pay for each day of unauthorized absence, including leaving our employment without notice.

REPORTING

In this position you will report to Giorgio Anania (CEO).

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LOCATION

Initially, your operating base will be 90 Milton Park, Abingdon, Oxfordshire, UK although you may be requested to work at various locations as required by the Company. The Company may require you to permanently change your place of work, as is deemed necessary for the business. The Company will endeavor to give you as much notice as possible of any necessary move. If the new location requires you to relocate, then you may be eligible to receive financial assistance under the Company Relocation Policy.

You will be required to work outside the United Kingdom for a period in excess of 30 consecutive days.

RELOCATION ALLOWANCE

You are eligible for relocation to a maximum amount of $50,000 in accordance with the Company Relocation Policy. Reimbursement of relocation expenses is conditional upon you remaining in the Company's service for at least 24 months after the start of the relocation process. If you leave the Company within 24 months of the process starting, the Company will reclaim monies paid and will be entitled to offset any payments due to you on termination against the whole or part of the debt. If, however, Bookham Technology terminates your employment then you will be entitled to a further $50,000 to cover relocation costs back to the USA.

To further aid you in your relocation to the UK Bookham Technology agree to cover rented accommodation costs totaling L 2,000 per calendar month for the first twelve months of your employment in the United Kingdom. At the end of this period Bookham Technology agree to cover rented accommodation costs totaling L 1,000 per calendar month for a further twelve months, after which any compensation against rented accommodation will cease. As a benefit in kind this will be taxed under the UK Inland Revenue rules.

BONUS SCHEME

As a member of the senior management team, you will participate in the Company's non-contractual bonus scheme. Your individual bonus is targeted to pay up to 50% of basic salary pro-related for your service during a scheme year.

CAR ALLOWANCE

The Company will also offer you a car allowance of L 12,000 p.a. plus reimbursement against receipts for fuel, subject to your holding a full current driving licence.

MEDICAL INSURANCE SCHEME

The Company has an arrangement with a private insurance company to provide you with free medical cover. You will be eligible and may elect to join the scheme, which covers you, your spouse or partner and dependent children up to the age of 21 (or 25 if in full time education), from your date of entry into the Company. You will be personally liable for any income tax in respect of the provision of this benefit.

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LIFE ASSURANCE PROVISIONS

You will be eligible to participate in the Group Life Assurance Scheme, which is non-contributory. The scheme provides for a death in-service benefit of four times your salary to be paid tax free to your nominated beneficiary/ies. The cover expires when you reach the normal retirement age of 60, you retire early or you leave the Company's employment. There are no tax implications for this benefit.

PERMANENT HEALTH ASSURANCE

Whilst employed by the Company you will be automatically covered in those circumstances where, due to illness or injury, you become permanently incapacitated. If your incapacity qualifies under the scheme arrangements you will receive 75% of your salary until the normal retirement age of 60. The scheme is non-contributory with no tax implications for this benefit.

RETIREMENT AGE

The normal retirement age of Company employees is 60.

BOOKHAM TECHNOLOGY GROUP PENSION SCHEME

You are eligible to join this Company sponsored money-purchase scheme, provided by Scottish Equitable, immediately on commencing employment. You may opt to contribute between 2% and 15% of your base salary and the Company will match your contributions and then add a further 3% up to a total company contribution ceiling of 9%. Employee contributions receive income tax relief at source.

Medical insurance, permanent health insurance and life assurance benefits are provided whether or not you join the pension scheme.

SHARE OPTIONS

You will be granted 500,000 Company stock options. The grant will be made by the Board at its next meeting following your commencement of employment and the exercise price of the options will be the market price for the Company's stock at that time. These options will vest over 42 months (with one-third vesting after 18 months, one-third after a further 12 months and the remainder after a further 12 months).

HOLIDAYS

The holiday year runs from 1st January to 31st December based on calendar months. Your paid holiday entitlement is 23 days per annum, pro-rata to the period of the contract, to be taken in agreement with your manager. The Company reserves the right to require you to use three days holiday for the Christmas shutdown period.

On leaving the Company, payment will be made in lieu of any unused holiday entitlement, calculated on a pro-rata basis and based on basic salary, plus shift allowance. If on termination of your employment with the Company you have exceeded your accrued holiday entitlement, the

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Company reserves the right to deduct the excess from any sums due to you, including payment of salary.

BANK HOLIDAY

In addition, you are entitled to the statutory English bank holidays which fall during normal working time during the contract period. Given the nature of the work, it may, on occasions, be necessary for you to work on public holidays.

HEALTH & SAFETY

The Company strives to operate and maintain a safe working environment and safe systems at work. You are legally required to adhere to the Company and general workplace Health and Safety policies and procedures, and to take reasonable care for the safety of yourself and others. Any breach of such policies could leave you liable to criminal, civil or disciplinary action. Health and safety responsibilities will be outlined to you during your induction.

SICKNESS ABSENCE

In order to protect your earnings during unavoidable absence due to illness or injury, you are eligible to receive Company sick pay comprising one month at full salary and one month at half salary in any 12-month period provided you comply with notification requirements. These periods may be extended at Management discretion. You should notify your manager by your usual starting time if you are too ill to come to work.

For absences of less than seven days (including Saturday and Sunday) you are required to complete a self-certification form, which can be obtained from the HR Department. For absences of more than seven days (including Saturday and Sunday), you are required to provide a doctor's certificate.

EXPENSES

The Company will refund to you out of pocket expenses, which will include reasonable traveling, entertainment and other expenses properly incurred by you in and about the course of your work. Claims for reimbursement must make clear the nature of the expense incurred and be supported by evidence of expenditure.

RESTRICTIONS ON WORK OUTSIDE BOOKHAM TECHNOLOGY PLC

During the period of your employment with the Company you are expected to afford priority to your job. As a result, you may not be employed by, or carry out, any work for any other body which conflicts with or hinders your ability to carry out your work satisfactorily, without the written permission of the appropriate manager within your work location.

USE OF EMAIL, INTERNET AND INTRANET

You must adhere to Company Policy regarding the use of Email, Internet and Intranet as published from time to time.

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CHANGE OF PERSONAL CIRCUMSTANCES

It is very important that you inform the HR Department of any changes to your personal circumstances, i.e., change of address, telephone number, next of kin, etc.

AMENDMENTS TO CONTRACT

Any relevant changes to pay or conditions of service will be incorporated into your contract and you will be notified in writing of any such amendment.

COLLECTIVE AGREEMENTS

There are no collective agreements affecting your employment with the Company.

NOTICE PERIODS

You an required to give and entitled to receive three month's notice of termination, or the statutory minimum, whichever is the greater. Notice must be given in writing to/by your manager.

Your contract may be terminated by the Company without notice in case of gross misconduct or breach of contract in accordance with the Company's Disciplinary Procedure.

PAY PROGRESSION

Your salary will be reviewed on an individual basis. Pay progression is linked to performance reviews.

TAX OFFICE

The Tax office which deals with this company is: Cardiff 3 - Ref No: 075/B870

OVERPAYMENTS AND UNDERPAYMENTS

The Company endeavors to ensure wages are paid into your account correctly. If you receive an underpayment or overpayment, you have an obligation to immediately notify the Payroll Department. In the event of an Overpayment, monies will be deducted from your next salary payment, your final salary payment or by installments as agreed with Payroll and the HR Department.

POLICIES AND PROCEDURES

The Company has a range of policies and procedures with which you are expected to familiarize yourself and adhere to. These cover a variety of topics, e.g. quality standards, computer use and general conduct. The Company will communicate new standards to you either through the line, at "Quality Points" or by email/letter. Any breach of the Company's policies and procedures may result in disciplinary action being taken in accordance with the Disciplinary Policy.

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CONFIDENTIALITY

For the period of your employment with the Company (except in the proper course of your duties) you are required at all times to keep confidential and not disclose to any third party, any matters whatsoever which come to your knowledge concerning any business affairs or trade secrets of the Company, its suppliers or customers.

This undertaking remains effective after your employment with the Company has terminated. You are also required to return to the Company prior to your departure any copies of records or notes containing confidential information held by you either in writing or recorded electronically.

GRIEVANCE AND DISCIPLINE

If you breach The Company's policies and procedures or fail to attain an acceptable standard of conduct, you will be subject to the Company's non-contractual and discretionary Disciplinary Policy and Procedures.

The Company also has a Grievance Procedure that should be followed if you have a grievance.

INTELLECTUAL PROPERTY

Any inventions, creative writings or designs or copyright material created by you as part of your normal employment with the Company will be considered to have been made by and on behalf of the Company exclusively and shall belong to the Company exclusively, and you agree to assign all rights in them to the Company.

The Company will be exclusively entitled to apply for patents of other design protection and/or trade marks, and you agree to sign all paper which the Company may consider necessary in connection with such invention, design or copyright material.

DECLARATION OF INTEREST

You are required to declare any personal or family interest in matters of official business e.g. any contract for goods or services, any employment or promotion by the Company, any interest in other companies or organizations which might affect, or might reasonably be interpreted as affecting impartial judgement.

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We hope that you are able to accept this offer of appointment on the terms and conditions detailed above. Please confirm your acceptance of this offer by signing and dating the attached copy of this statement of terms and conditions and returning it to me within one week of receipt.

Signed  /s/ Andy Hill                         Dated WEDNESDAY, 5 SEPTEMBER 2001
      ---------------------------------
ANDY HILL, DIRECTOR OF RECRUITMENT
On behalf of Bookham Technology plc.

ACCEPTANCE

1. I accept the appointment referred to in the terms and conditions set out in this Principal Statement of Terms and Conditions of employment.

2. In accordance with the 1998 Data Protection Act it is agreed that Bookham Technology may hold and use personal information about me for personnel reasons and to enable Bookham Technology plc to keep in touch with me. This information can be sorted in both manual or computer form, including the data in Section 2 of the Data Protection Act 1998.

Signed: /s/ Stephen Abely                          Date: 9/13/01
       --------------------------                       --------
STEPHEN ABELY


I confirm that I

/ /    will be available to start work on Tuesday 10/09/2001

       or

/ / will advise you as soon as possible on my earliest preferred date e.g. once this has been agreed by my current employer. (You need not delay acceptance of this offer if this is likely to take some time).

       Or

/ / will be available to start once I possess valid Work Permit or other documentation.

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